Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: November 2005

1)	Beginning of the Month Principal Receivables:	$36,411,849,106.06
2)	Beginning of the Month Finance Charge Receivables:	$676,337,352.20
3)	Beginning of the Month AMF Receivables :	$77,620,429.71
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$37,165,806,887.97

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$0.00
11)	Additional Finance Charge Receivables:	$0.00
12)	Additional AMF Receivables	$0.00
13)	Additional Total Receivables:	$0.00

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$36,556,269,056.47
16)	End of the Month Finance Charge Receivables:	$655,620,550.63
17)	End of the Month AMF Receivables	$81,781,490.36
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$37,293,671,097.46

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$32,288,796,166.56

22)	End of the Month Seller Percentage	11.67%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: November 2005

			ACCOUNTS	RECEIVABLES
1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	391,629	$449,359,048.08
	3)	60 - 89 days delinquent	250,288	$301,174,748.90
	4)	90+ days delinquent	525,801	$660,000,993.40

	5)	Total 30+ days delinquent	1,167,718	$1,410,534,790.38
	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.78%

7)	Defaulted Accounts during the Month		173,874	$143,274,565.45

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			4.72%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: November 2005

			COLLECTIONS	PERCENTAGES
1)	Total Collections and Gross Payment Rate**		$6,463,291,585.24	17.39%

2)	Collections of Principal Receivables and Principal Payment Rate		$5,837,956,946.30	16.03%

	3)	Prior Month Billed Finance Charges and Fees	$432,318,355.88
	4)	Amortized AMF Income	$40,919,578.14
	5)	Interchange Collected	$98,761,144.85
	6)	Recoveries of Charged Off Accounts	$59,583,235.19
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$631,582,314.06	20.81%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: November 2005

1)	Beginning Unamortized AMF Balance			$212,789,415.29
	2)	+ AMF Slug	$0.00
	3)	+ AMF Collections	$34,671,903.02
	4)	- Amortized AMF Income	$40,919,578.14
5)	Ending Unamortized AMF Balance			$206,541,740.17

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables